Exhibit 10.29
IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF FLORIDA

x
TODD AUGENBAUM,

Plaintiff,		Civil Action No. 04-80665

- against -

BG CAPITAL GROUP LTD. and
SPECTRUM SCIENCES AND SOFTWARE
HOLDINGS CORP.,

Defendants.

x

x
TODD AUGENBAUM,

Plaintiff,		Civil Action No. 05-80992
— against -

ROBERT GENOVESE,

Defendant.
x
STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE
     Plaintiff Todd Augenbaum (“Plaintiff”), defendants Robert Genovese (“Genovese”) and BG Capital Group Ltd. (“BG Capital”)(jointly referred to as the “Defendants”), and nominal defendant Spectrum Sciences & Software Holdings Corp. (“Spectrum”), by and through their respective attorneys, have entered into the following Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation” or the “Settlement”), subject to the approval of the United States District Court for the Southern District of Florida (the “Court”) :

     WHEREAS:
     A. Plaintiff is an owner of Spectrum common stock;
     B. On July 16, 2004, Plaintiff commenced an action against Genovese and BG Capital entitled Augenbaum v. Robert Genovese, et al., Case No. 04-80665 (the “First Action”), seeking the disgorgement of short-swing profits alleged to have been realized in violation of Section 16(b) of the Securities Exchange Act of 1934;
     C. Spectrum was named as a nominal defendant on whose behalf the First Action was brought;
     D. On August 30, 2005, the Court dismissed the First Action against Genovese without prejudice for failing to serve Genovese with process;
     E. On November 4, 2005, Plaintiff commenced a second action against Genovese entitled Augenbaum v. Robert Genovese, Case No. 05-80992 (the “Second Action” and together with the First Action referred to collectively as the “Actions”), seeking disgorgement of the same short-swing profits alleged to have been realized by Genovese in the First Action;
     F. Following arm’s length negotiations by counsel for the parties hereto, such parties desire to settle and resolve the Actions in accordance with the terms and conditions contained herein.
     NOW, THEREFORE, IT IS STIPULATED AND AGREED, by the parties hereto, in consideration for the releases and payments contemplated herein, as follows:
The Settlement
     1. The claims raised by the Plaintiff against the Defendants in the Actions shall be dismissed with prejudice on the merits and Defendants shall be deemed fully, finally and forever released from such claims whether such claims are raised by Spectrum or on its behalf by Plaintiff or any other shareholder of Spectrum, in consideration for the payment of $3,250,000 (the “Settlement Amount”) to Spectrum.
     2. The parties agree that, unless otherwise ordered by the Court, Abraham Fruchter & Twersky LLP (“AF&T”), counsel for Plaintiff, shall receive, in the manner provided for below, 30% of the Settlement Amount ($975,000) as payment of their attorneys’ fees and reimbursement for any expenses they or their co-counsel incurred or accrued.
     3. Upon execution of the Stipulation, Defendants shall deliver the following items (“Escrow Items”) to Zuckerman Spaeder LLP (the “Escrow Agent”) to be held in escrow in accordance with the terms of escrow set forth herein:
a.	A promissory note and confession of judgment (the “Note and Judgment”) duly executed by BG Capital and payable to Spectrum in the amount $2,450,000 in the form annexed hereto as Exhibit A;

b.	The sum of $800,000 (the “First Payment”), which, following final Court approval as defined below, shall be paid to AF&T as partial payment of their attorneys’ fees and reimbursement of expenses; and

c.	One million shares of Spectrum common stock (the “Escrow Common Stock”), which shall secure the payment of Defendants’ obligations as set forth herein.
The Note and Judgment
     4. The Note and Judgment shall provide for the principal payment of $175,000 (the “Second Payment”) to be due and payable within six months of final Court approval of the Settlement, and for the principal balance in the amount of $2,275,000 (the “Final Payment”), to be due and payable within eighteen months of final Court approval of the Settlement.
     5. The Second Payment shall be paid directly to AF&T, as payment of the balance of their attorney’s fees and expenses.
     6. The Final Payment shall consist of the payment of $2,275,000 to Spectrum.
     7. The Final Payment may be satisfied with tender of Spectrum Sciences’ common stock valued at the closing market price on the date of delivery; provided, however, that all payments to AF&T shall be payable in U.S. dollars.
     8. The Note and Judgment shall not provide for the accrual of interest except in the event of default at which time interest shall accrue at the statutory rate then in effect in Florida pursuant to Florida Stat., Section 55.03.
     9. In the event of default, Spectrum may file the Note and Judgment as appropriate and/or take any and all actions necessary for its enforcement.
Court Approval
     10. As soon as is practicable following execution of the Stipulation, the parties hereto shall jointly move the Court without notice to shareholders unless otherwise ordered by the Court to enter an Order (the “Order and Final Judgment”): (1) approving the terms of the Settlement; (2) dismissing the Actions with prejudice on the merits; and (3) retaining jurisdiction with regard to any disputes or enforcement proceedings concerning the terms of Settlement.
     11. The parties and their attorneys agree to cooperate fully with one another and use their best efforts in seeking the Court’s approval of the Settlement and giving effect to its terms and conditions, including the preparation and execution of any necessary documents or pleadings before the Court.
     12. The Court will be deemed to have approved the Settlement upon issuance of the Order and Final Judgment and final Court approval shall be deemed to have occurred upon expiration of the time to appeal such Order and Final Judgment or, if an appeal is taken of such Order and Final Judgment, upon entry of an appellate court order affirming the Order and Final Judgment, and the expiration of the time for filing any further appeal or petition for review.
     13. The Stipulation is in all respects conditioned upon the Court’s approval of the Settlement as described above. The Stipulation shall be null and void and of no force and effect should this condition not be met and, in that event, the Stipulation shall not be deemed to prejudice in any way the positions of the parities with respect to the Action and each of the parties shall be deemed to be in the position they were in prior to the execution of the Stipulation.
Terms of Escrow
     14. In the event the Court fails to approve the Settlement or if an appeal of the Order and Final Judgment is taken, upon entry of an order reversing the Order and Final Judgment, the

Escrow Agent shall immediately thereafter, subject to the notice provisions contained herein release to the Defendants the Escrow Items above, which include:
a.	The duly executed Note and Judgment;

b.	The sum of $800,000; and

c.	The Escrow Common Stock.
     15. In the event the parties obtain final Court approval of the Settlement, the following terms and conditions shall apply to the Escrow Items:
a.	The Escrow Agent shall immediately following the granting of final Court approval, subject to the notice provisions contained herein, release from escrow and deliver to Squire, Sanders & Dempsey, L.L.P., counsel for Spectrum, the Note and Judgment;

b.	The Escrow Agent shall immediately following the granting of final Court approval, subject to the notice provisions contained herein, release from escrow and deliver to AF&T the sum of $800,000, as partial payment of their attorneys’ fees and expenses; and

c.	The Escrow Common Stock shall remain in escrow with the Escrow Agent subject to the following terms and conditions:
i.	The Escrow Common Stock shall not be pledged or used in any respect to secure any debts or obligations aside from Defendants’ obligations hereunder;

ii.	Defendants may direct the Escrow Agent to release shares of Escrow Common Stock to Spectrum for the purpose of satisfying the Second and Final Payments; provided, however, that all payments to AF&T shall be payable in U.S. dollars;

iii.	In the event the Defendants fail to satisfy their obligations concerning either the Second or Final payments, AF&T and/or Spectrum may immediately following the date such payments are due direct the Escrow Agent to either release Escrow Common Stock to each of them respectively in an amount sufficient to satisfy any obligations to them, with such Common Stock to be valued in accordance with the closing market price on the date of release or release to each of them respectively proceeds from the disposition of Escrow Common Stock, if any, in an amount sufficient to satisfy any obligations to them.
     16. Any direction given to the Escrow Agent to release any Escrow Items and/or proceeds shall be served on the Escrow Agent and counsel to the parties hereto in the manner described below for the service of notice.
     17. In the event the Escrow Agent is directed and/or required under this Settlement Agreement to release any Escrow Items and/or proceeds, the Escrow Agent shall promptly serve notice on counsel for each of the parties hereto of the Escrow Agent’s intent to release such Escrow Items and/or proceeds.
     18. In the event any party hereto objects to the release of Escrow Items and/or proceeds, they shall notify the Escrow Agent accordingly in the manner provided for herein within seven days of the date of service of the Escrow Agent’s notice of intent to release Escrow Items and/or proceeds. In the event the Escrow Agent does not receive a timely notice of objection, the Escrow Agent shall release the Escrow Items and/or proceeds as directed and/or required. In the event the Escrow Agent receives a timely notice of objection, the Escrow Agent shall not release the Escrow Items and/or proceeds and shall continue to hold the Escrow Items and/or proceeds until otherwise directed by joint notice from the parties hereto or by a final, non-appealable judgment, order or court decree. Any dispute that may arise concerning the release of Escrow Items or the proceeds thereof shall be subject to the continuing exclusive jurisdiction of the Court from which a resolution of the dispute shall be sought. If a dispute should arise concerning the Escrow Items and/or proceeds, the Escrow Agent may deposit the Escrow Items and/or proceeds with the clerk of the Court and shall notify the parties hereto accordingly.

     19. By signing this Stipulation on the place indicated on the signature page, the Escrow Agent agrees to the terms and conditions of escrow set forth in the Stipulation.
     20. The Escrow Agent shall not be liable to any of the parties hereto for any expense, loss or damage suffered by or occasioned by reason of any action taken or omitted to be taken by the Escrow Agent pursuant to this Agreement or in connection therewith unless caused by the willful default of the Escrow Agent, in which event the extent of the liability of the Escrow Agent shall be limited to the market value of the Escrow Fund at the date of discovery of the loss and in no circumstances shall the Escrow Agent be liable for any special, general, or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages. For purposes of this Agreement, Escrow Agent shall include its parents, associates, employees and agents.
Notice
     21. Any notice, direction, and/or demand to be given or made by the parties hereunder shall be served by facsimile transmission and overnight delivery upon counsel for the parties hereto and upon the Escrow Agent as applicable.
Miscellaneous
     22. The administration of the Settlement, enforcement of its terms and decisions concerning any disputes that may arise under the Stipulation, whether relating to questions of law and fact, shall be subject to the continuing jurisdiction of the Court. Notwithstanding the foregoing, Spectrum may file and/or record the Note and Confession of Judgment with a state or county agency, department or office designated for such purposes.
     23. This Stipulation and all negotiations, statements, proceedings, and documents related to it are not, and shall not be construed to be, an admission by any of the parties respecting the validity or the invalidity of any of the claims asserted in the Action, or of the liability of any party with respect to any such claims or any alleged wrongdoing whatsoever, and shall not be offered by any party or person for any evidentiary purpose, including as an admission of any such liability or wrongdoing or for the validity or invalidity of any of the claims in the Action or any other action.
     24. This Stipulation shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     25. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
     26. This Stipulation constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended, or any of its provisions waived, except by a writing executed by all of the parties hereto.
     27. This Stipulation may be executed in one or more counterparts, all of which shall be considered on and the same agreement, and shall become effective when such counterparts have been signed by counsel for each of the parties and delivered to counsel for the other parties.
     28. This Stipulation shall be considered to have been negotiated, executed, delivered and wholly performed in the State of New York, and shall be construed and enforced in accordance with, and governed by the laws of the State of New York without giving effect to that state’s choice of law principles.

DATED: November 17, 2005	ABRAHAM FRUCHTER & TWERSKY LLP One Penn Plaza, Suite 2805 New York, NY 10119 Tel: (212) 279-5050 Fax: (212) 279-3655

	By:	/s/ Mitchell M.Z. Twersky

Mitchell M.Z. Twersky*
Ximena Skovron
(*Admitted Pro Hac Vice)

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
197 S. Federal Highway, Suite 200 Boca Raton, FL 33432-4946 Tel: (561) 750-3000 Fax: (561) 750-3364

Counsel for Plaintiff Todd Augenbaum

ZUCKERMAN SPAEDER LLP
1800 M Street, N.W. Washington, DC 20036 Tel.: (202) 778-1800 Fax: (202) 822-8106

By:	/s/ Graeme W. Bush

Graeme W. Bush
(Admitted Pro Hac Vice)

ZUCKERMAN SPAEDER LLP
201 South Biscayne Boulevard Miami, FL 33131 Tel: (305) 358-5000 Fax: (305) 579-9749

Counsel for Defendants Robert Genovese, BG Capital Group, Ltd., and as Escrow Agent

SQUIRE, SANDERS & DEMPSEY LLP
1201 Pennsylvania Ave., N.W. Washington, DC 20004-0407 Tel: 202-626-6600
Fax: 202-626-6780

By:	/s/ James P. Murphy

James P. Murphy
(Admitted Pro Hac Vice)

SQUIRE, SANDERS & DEMPSEY LLP
200 South Biscayne Boulevard, Suite 4000 Miami, FL 33131-2398
Tel: (305) 577-7078
Fax: (305) 358-7001

Counsel for Spectrum Sciences & Software Holding Corp.